SHAREHOLDER MEETING RESULTS unaudited


A special meeting of shareholders of the Funds the Special Meeting was called to consider the approval of the New Investment Advisory Agreement.

                                 	Total 	        Present
                        	  Outstanding   Total	% of
Funds                                 Shares    Voted	Total
EGShares GEMS Composite ETF	     1155000 	584927  50.64%
EGShares Basic Materials GEMS ETF    100000 	 85737 	85.74%
EGShares Consumer Goods GEMS ETF     100000 	 98200  98.20%
EGShares Consumer Services GEMS ETF   50000 	 25747 	51.49%
EGShares Energy GEMS ETF	     750000 	382039 	50.94%
EGShares Financials GEMS ETF	     300000 	198179 	66.06%
EGShares Health Care GEMS ETF	     100000 	 85294 	85.29%
EGShares Industrials GEMS ETF	     100000 	 99649 	99.65%
EGShares Technology GEMS ETF	     100000 	 97223 	97.22%
EGShares Telecom GEMS ETF	     100000 	 78014 	78.01%
EGShares Utilities GEMS ETF	     100000 	 90825 	90.83%
EGShares Emerging Markets Metals
 & Mining ETF	                    1250000     647023 	51.76%
EGShares Emerging Markets
 Consumer ETF	                   10350000    5346503	51.66%
EGShares India Infrastructure ETF   4400000    2913257 	66.21%
EGShares China Infrastructure ETF    800000     348685 	43.59%
EGShares Brazil Infrastructure ETF  3200000    1193051 	37.28%
EGShares India Small Cap ETF	    1550000 	580203 	37.43%


Proposal 1 was approved. Shares voted in favor shares voted against and shares abstaining with respect to proposal 1 at the Special Meeting were as follows:

                                Voted	Voted
Funds                           For	Against	Abstained
EGShares GEMS Composite ETF	 579546  1883 	 3498
EGShares Basic Materials GEMS ETF 85737  -   	 -
EGShares Consumer Goods GEMS ETF  98200  -   	 -
EGShares Consumer
Services GEMS ETF	          25747  -   	 -
EGShares Energy GEMS ETF	 376814  1661 	 3564
EGShares Financials GEMS ETF	 190785  4894 	 2500
EGShares Health Care GEMS ETF	 85294 	 -   	 -
EGShares Industrials GEMS ETF	 99649 	 -   	 -
EGShares Technology GEMS ETF	 97223 	 -   	 -
EGShares Telecom GEMS ETF	 78014 	 -   	 -
EGShares Utilities GEMS ETF	 90825 	 -   	 -
EGShares Emerging Markets
Metals & Mining ETF	        627547 	 6124 	 13352
EGShares Emerging Markets
Consumer ETF	               5240673 	 33933 	 71897
EGShares India Infrastructure  2894985 	 11931 	 6341
EGShares China Infrastructure   343438 	 1201 	 4046
EGShares Brazil Infrastructure 1152895 	 25901 	 14255
EGShares India Small Cap ETF	543636 	 35427 	 1140

The New Advisory Agreement for each Fund listed below was approved by the sole shareholder of each Fund.

Funds
EGShares India Consumer ETF
EGShares Low Volatility Emerging Markets Dividend ETF